FOR IMMEDIATE RELEASE

CONTACT:	Robert K. Chapman
President and Chief Executive Officer
United Bancorp, Inc.
(734) 214-3801

May 10, 2011

UNITED BANCORP, INC. ANNOUNCES APPOINTMENT TO THE BOARD OF DIRECTORS

ANN ARBOR, MI – United Bancorp, Inc. (“United”) announced today that Kenneth W. Crawford has been appointed to the board of directors. Mr. Crawford was also appointed to serve as a member of United’s audit committee as well as a director of United’s subsidiary bank, United Bank & Trust.

Mr. Crawford is a licensed CPA and has held accounting and finance positions at Michigan Consolidated Gas Company, Bundy Corporation, TriMas Corporation, MascoTech, Inc. and Kaydon Corporation (“Kaydon”). He retired in 2009 from the position of senior vice president, chief financial officer, corporate controller and assistant secretary of Kaydon, and currently provides financial consulting services to Kaydon and other companies.

Robert K. Chapman, president and chief executive officer, stated, “We are pleased that Mr. Crawford has been elected to United’s board of directors. His vast finance and accounting experience as well as his diverse background will further strengthen United. We look forward to working closely with Ken.”

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company that strives to provide financial solutions to the markets and clients that we serve based on their unique circumstances and needs. We provide our services through the Bank's system of sixteen banking offices, one trust office, and 20 automated teller machines, located in Washtenaw, Lenawee and Monroe Counties, Michigan. For more information, visit the company’s website at www.ubat.com.